DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of February 28, 2020, DENTSPLY SIRONA Inc. has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our Common Stock.

Authorized Capital Stock

DENTSPLY SIRONA’s authorized capital stock consists of shares made up of:

•	400,000,000 shares of common stock, par value $0.01 per share; and

•	250,000 shares of preferred stock, par value $1.00 per share, the rights and preferences of which may be established from time to time by the board of directors of DENTSPLY SIRONA.

Description of DENTSPLY SIRONA Common Stock

Voting Rights

Each share of DENTSPLY SIRONA common stock outstanding is entitled to one vote on all matters on which stockholders of the combined company generally are entitled to vote. However, the voting rights of holders of DENTSPLY SIRONA common stock is restricted to the extent such rights conflict with the rights of holders of any series of DENTSPLY SIRONA preferred stock as may be designated by the board of directors of DENTSPLY SIRONA from time to time.

Generally, the vote of the holders of a majority of the total number of votes of DENTSPLY SIRONA capital stock who are present in person or represented by proxy at a meeting and entitled to vote on a matter are required in order to approve such matter.

Liquidation Rights

In the event that DENTSPLY SIRONA is liquidated, dissolved or wound up, the holders of DENTSPLY SIRONA common stock are entitled to a pro rata share in any distribution to stockholders, but only after satisfaction of all of DENTSPLY SIRONA’s liabilities and of the prior rights of any outstanding series of DENTSPLY SIRONA preferred stock.

Dividends

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of DENTSPLY SIRONA common stock are entitled to dividends when, as and if declared by the board of directors of DENTSPLY SIRONA out of funds legally available for that purpose.

No Preemptive Rights

The common stock has no preemptive rights or other subscription rights.

No Redemption Rights, Conversion Rights or Sinking Fund

There are no redemption, conversion or sinking fund provisions applicable to the common stock.

Exchange Listing

DENTSPLY SIRONA’s common stock is listed on the NASDAQ Global Select Market under the symbol “XRAY.”